EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-16311, 333-57128, 333-117574, 333-91290 and 333-121182 of Pyramid Breweries Inc. on Form S-8 of our report dated March 24, 2008, relating to the financial statements appearing in this Annual Report on Form 10-K of Pyramid Breweries Inc. for the year ended December 31, 2007.
/s/ MOSS ADAMS llp
Seattle, Washington
March 24, 2008